Exhibit 5.1

Golenbock Eiseman Assor Bell & Peskoe LLP

711 Third Avenue

New York, New York 10017

Attorneys at Law

Tel. 212-907-7300 / Fax 212-754-0330 / www.golenbock.comn

December 15, 2025

eXoZymes Inc.

750 Royal Oaks Drive, Suite 106

Monrovia, CA 91016

RE: 2025 Performance Equity Plan of eXoZymes Inc. – Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to eXoZymes Inc., a Nevada corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Company from time to time of up to 1,250,000 shares of common stock $0.000001 par value (the “Shares”), pursuant to the Company’s 2025 Performance Equity Plan (the “Plan”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. We have also assumed that in granting future awards under the Plan, the Board of Directors of the Company or the appropriate committee thereunder will exercise its discretion in establishing the terms of such awards within the permissible limits of the law of the State of Nevada, the Certificate of Incorporation, as amended, and by laws, each as then in effect.

Based upon the foregoing, it is our opinion that the Shares to be issued by the Company under the Plan, when sold in accordance with the terms of the Plan and the individual instruments or agreements governing their issuance, will be legally issued, fully paid and non-assessable, although they may be subject to contractual restrictions established by the Plan or the individual instrument or agreement.

In giving this opinion, we have assumed that all certificates or book entry evidence for the Shares, prior to their issuance, will be duly executed or created on behalf of the Company by the Company’s transfer agent and the shares and their issuance appropriately registered by the Company’s registrar, if necessary, and will conform, except as to name, address and denominations, to specimens which we have examined.

We express no opinion as to the applicability or effect of any laws, orders or judgments of any state or other jurisdiction other than federal securities laws and the Nevada Revised Statutes as they pertain to corporations of the State of Nevada. Further, this opinion speaks as of the date hereof and is based solely upon existing laws, rules and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof. This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

This opinion is issued to you solely for use in connection with the Registration Statement and is not to be quoted or otherwise referred to in any financial statements of the Company or any other document, nor is it to be filed with or furnished to any government agency or other person, without our prior written consent.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very Truly Yours,

/S/ Golenbock Eiseman Assor Bell & Peskoe LLP